Exhibit 10.45

INDEPENDENT CONTRACTOR AGREEMENT

     THIS INDEPENDENT CONTRACTOR AGREEMENT is made effective the 1st day of May, 2007 (this “Agreement”), between Global Green Solutions Inc., a Nevada Corporation (the “Client”) at 789 West Pender Street, Suite1010,Vancouver, BC, Canada V6C 1H2 and; Craig Harting, an Independent contractor (the “Independent Contractor”) at 2519, San Marcos Avenue, San Diego,

RECITALS

          A.     The Client is engaged in the business of developing and implementing technology internationally for renewable energy and greenhouse gas emissions reduction.

          B.     The Client requires the services of a Chief Operating Officer;

          C.     The Independent Contractor represents he has the skills and expertise to serve the client; and the Independent contractor and has agreed to provide the chief operating officer services to serve the Client as hereinafter provided.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

     1.   Services.  The Independent Contractor agrees to provide the services of chief operating officer of the Client and to provide office services for the Client at an address selected by the Independent Contractor with the consent of the client. The Independent Contractor will operate under general guidelines provided by the CEO and the Board of Directors of the Client, with responsibilities generally as described in attachment “A”. The Independent Contractor will comply with all rules, policies and procedures of the Client as modified from time to time. The Independent Contractor will perform all of the Independent Contractor’s responsibilities in compliance with all applicable laws and will endeavor to ensure that the operations are in compliance with all applicable laws. During the Independent Contractor’s tenure with the Client, the Independent Contractor will engage in any other business activity only with the reasonable approval of the president and the Board of Directors of the Client.

     2.   Term of Engagement.  The term of engagement of the Independent Contractor will be for the five year period commencing the 1st day of May, 2007and ending the 31st day of April, 2012 (“the Term”), unless sooner terminated in accordance with the terms and conditions of this Agreement. If the term continues after the end of the Term, such term will continue on the terms and conditions set forth in this Agreement, but will be terminable by either party at any time with or without cause or advance notice.

     3.   Compensation and Stock Options.  For the duration of the Independent Contractor’s tenure’s hereunder, the Independent Contractor will be entitled to compensation which will be compensated and paid pursuant to the following subparagraphs.

          3.1   Base Rate.  The Client will pay the Independent Contractor base compensation (“Base Compensation”) at an annual rate of US$96,000.00 payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Independent Contractor. The Independent Contractor’s Base Compensation will be reviewed annually by the Board of Directors of the Client during the term of the Independent Contractor’s tenure and may be adjusted in the sole discretion of the Client effective February 1 of each year commencing February 1, 2008, but will not be reduced by the Client unless a material adverse change in the financial condition or operations of the Client has occurred and as agreed with the Independent Contractor.

          3.2   Office Services,  In addition to Base Compensation, the client will pay the Independent Contractor for the serviced office provided by the Independent Contractor at the annual rate of $12,000 payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Independent Contractor. The monthly service charge should be inclusive of costs and expenses for office, sundries, phone and fax rental, internet and non-international call charges.

          3.3   Marketing and Communication Services  In addition to the Base Compensation, the client will pay the Independent Contractor for marketing and communication services provided by the Independent contractor at the annual rate of $48,000 payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Independent Contractor. The monthly service charge should be inclusive of costs and expenses for office, sundries, phone and fax rental, internet and non-international call charges as per Clause 3.2.

          3.4   Taxes, Workers Compensation, Insurance, and Disability Coverage  Fees paid to the Independent Contractor are inclusive of all income, corporation or other taxes and all social, medical, business and automobile insurance, and the Independent Contractor is responsible for payment of all such amounts. Independent Contractor is responsible for maintaining any required Workers Compensation coverage and releases Client from any and all responsibilities related to placement of such coverage or payment of fees required to maintain such coverage. Independent Contractor is responsible for obtaining any disability coverage with respect to any and all work performed on behalf of the Client. The Independent Contractor releases, indemnifies and holds harmless the Client from any claims in regard to matters in this item 3.4. This release is indefinite in term and will survive the termination of this agreement.

     4.    Other Benefits.

          4.1   Certain Benefits.  The Independent Contractor will be eligible to participate in all corporate benefit programs established by the Client that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with the Independent contractor’s position and in accordance with the Client’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

          4.2   Vacations, Holidays and Expenses.  For the duration of the Independent Contractor’s tenure hereunder, the Independent Contractor will be provided with such holidays, sick leave and vacation as the Client makes available to its American based management level employees generally. The Client will reimburse the Independent contractor in accordance with the company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

     5.  Termination or Discharge by the Client.

          5.1   For Cause.  The Client will have the right to immediately terminate the Independent Contractor’s services and this Agreement for cause. “Cause” means: any material breach of this Agreement by the Independent Contractor, including, without limitation, breach of the Independent Contractor’s covenants in Sections 7, 8, and 9; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice a felony or failure to contest to the Independent Contractor by the Client; conviction of a felony or failure to contest prosecution for a felony; violation of any statute, rule or regulation, any of which in the judgment of the Client is harmful to the business or to the Client’s reputation; unethical practices; dishonesty; disloyalty; or any reason that would constitute cause under the laws of Nevada or the for cause European Union. Upon termination of the Independent Contractor’s services hereunder for cause or upon the death or disability of the Independent Contractor, neither the Independent Contractor nor the Independent contractor’s heirs, personal representatives and permitted assigns will have any rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which the Independent Contractor’s death or disability occurred. For purposes of this Agreement, “disability” means the incapacity or inability of the Independent Contractor whether due to accident, sickness or otherwise, as determined by a to medical doctor acceptable to the Board of Directors of the Client and confirmed in writing by such doctor, to perform the essential functions of Independent Contractor’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Client will be required)for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days.

          5.2   Without Cause.  The Client may terminate the Independent Contractor’s tenure under this Agreement without cause on 6 months notice; provided, however, that the Client will continue to pay, as severance pay, the Independent Contractor’s Base Rate and Office Services at the rate in effect on the termination date through the expiration of the six month notice period and including any unpaid expenses claims. Upon termination, the Independent Contractor will have rights to any Equity Subscription Option and other unvested benefits for the 6 month notice period.

     6.   Termination by the Independent contractor.  Contractor may terminate the Independent Contractor’s tenure and the services of the Independent Contractor under this Agreement for any reason provided that the Independent Contractor gives the Client at least sixty (60) days notice in writing. The Client may, at its option, relieve the Independent Contractor of all duties and authority after notice of termination has been provided. Upon termination by the Independent Contractor, the Independent Contractor will have no rights to any unvested benefits or any other compensation or payments from the date of notice. All compensation, payments and unvested benefits will cease after the sixty (60) day notice period.

     7.   Confidential Information,  The Independent Contractor recognizes that the Client’s business and continued success depend upon the use and protection of confidential and proprietary business information. to which the Independent Contractor has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes for the Client and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was, or at anytime becomes, available in the public domain other than through a violation of this Agreement; or (b) is furnished to the Independent Contractor by a third party not under an obligation of confidentiality to the Client. The Independent Contractor agrees that during the Independent Contractor’s tenure and after termination of the tenure irrespective of cause, the Independent Contractor will use Confidential Information only for the benefit of the Client and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by the Client. The Independent Contractor’s obligation under this Agreement is in addition to any obligations the Independent Contractor has under applicable law. The Independent Contractor agrees to deliver to the Client immediately upon termination of Independent Contractor’s tenure with the Client, or at anytime the Client so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to the Independent Contractor and any other documents or items of a confidential belonging to the Client), together with all copies of such material in the Independent Contractor’s possession or control. The Independent Contractor agrees that in the course of their contractual relationship with the Client, the Independent Contractor will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. The Independent Contractor’s obligations under this Section 7 are indefinite in term and shall survive the termination of this Agreement.

     8.   Work Product and Copyrights.  The Independent Contractor agrees that all right, title and interest in and to the materials resulting from the performance of the Independent contractor’s duties with the Client and all copies thereof, including works in progress, in whatever media, (the “Work’), will be and remain the Client’s upon their creation. The Independent contractor and the Independent Contractor will mark all Work with the Client’s copyright or other proprietary notice as directed by the Client. Independent Contractor further agrees:

          8.1   To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States, Canada or the European Community (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law and that the Client will be considered the “author”of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

          8.2   If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that the Independent Contractor hereby assign and agree to assign to the Client , without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to the Client, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as the Client may request to fully and completely assign such Work and copyright therein to the Client, its successors or nominees, and that the Independent Contractor hereby appoint the Client as attorney-in-fact to execute and deliver any such documents on the Independent contractor’s behalf in the event the Independent Contractor should fail or refuse to do so within a reasonable period following the Client’s request.

     9.   Inventions and Patents.  For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or not and whether or not conceived or made during work hours. The Independent contractor agrees that all Inventions conceived or made by the Independent Contractor during the tenure of the Independent Contractor with the Client belong to the Client, including, without limitation, research and product development, and projected business of the Client or its affiliated companies. Accordingly, the Independent Contractor will:

          9.1   Make adequate written records of such Inventions, which records will be the Client’s property;

          9.2   Assign to the Client, at its request, any rights the Independent Contractor may have to such Inventions for the U.S. and all foreign countries;

          9.3   Waive and agree not to assert any moral rights the Independent Contractor may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by the Client; and

          9.4   Assist the Client (at the Client’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

     The Independent Contractor understands and agrees that the Client or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of the Client as set forth above, and whether such an application will be abandoned prior to issuance of a patent. The Client will pay to the Independent Contractor, either during or after the term of this Agreement, the following amounts if the Independent Contractor is sole inventor, or the Independent Contractor’s proportionate share if the Independent Contractor is joint inventor: $750 upon filing of the initial application for patent on f a patent resulting from such initial patent application, such invention; and $1,500 upon issuance provided Independent Contractor is named as an inventor in the patent.

     10.   Remedies.  Notwithstanding other provisions of this Agreement regarding dispute resolution, the Independent Contractor agrees that violation of any of Sections 7, 8, or 9 of this Agreement would cause the Client irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining the Independent Contractor from violation of the terms of this Agreement, upon any breach or threatened breach of tenure of the obligations set forth in any of Sections7, 8, or 9. The preceding sentence shall not be construed to limit the Client from any other relief or damages to which it may be entitled as a result of the Independent Contractor’s breach of any provision of this Agreement, including Sections 7, 8, or 9. The Independent Contractor also agree that a violation of any of Sections7, 8, or 9 would entitle the Client, in addition to all other remedies available at law or equity, to recover from the Independent Contractor any and all funds, including, without limitation, wages and salary, which will beheld by the Independent Contractor in constructive trust for the Client, received by the Independent Contractor in connection with such violation.

     11.   Dispute Resolution.  The terms of this agreement shall be adjudicated upon in accordance with the Laws of the State of Nevada, USA and each of the parties hereto agree to atturn to the jurisdiction of the Federal Court of Nevada.

     12.   Fees.  Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

     13.   Representation of the Independent Contractor.  The Independent Contractor represents and warrants to the Client that the Independent Contractor is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Independent Contractor’s performance of the covenants, services and duties provided for in this Agreement. The Independent Contractor agrees to indemnify the Client and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Independent Contractor that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such commitment, arrangement or understanding.

     14.   Assignability.  During the Independent Contractor’s tenure this Agreement may not be assigned by either party without the written consent of the other; provided, however, that the Client may assign its rights and obligations under this Agreement without the Independent Contractor’s consent to a success or by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon the Independent Contractor and the Independent Contractor’s heirs, personal representatives and permitted assigns and on the Client, its successors and assigns.

     15.   Notices.  Any notice required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to the Independent Contractor at 2519, San Marcos Avenue, San Diego, CA 92104 or to the President of the Client at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2.

     16.   Severability.  If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

     17.   Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construe as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

     18.   Change of Control.  Upon a Change of Control or a Hostile Takeover during the term of this Agreement, Independent Contractor shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock then held.

     20.   Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

     21.   Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship between the Independent Contractor and the Client and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of the Independent contractor’s service. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the President of the Client.

IN WITNESS WHEREOF, the parties have duly signed and executed this Agreement as of the dates shown below, to be effective May 1, 2007.

GLOBAL GREEN SOLUTIONS INC.

By ELDEN SCHORN	September 9, 2007
Name: Elden Schorn	Date
Title: Chairman and director

By CRAIG HARTING	September 18, 2007
Name: Craig Harting	Date

EXHIBIT A

DUTIES OF CRAIG HARTING

The duties to be carried out by the Independent Contractor are as follows:

1.     Manage all revenue generating activities
2.     Develop and manage strategic and yearly budgets
3.     Direct management of sales and operations in Western Hemisphere
4.     Manage all R&D and product management
5.     Manage tactical marketing activities
6.     Provide work direction to VP Strategy and Business Development
7.     Support Company financing initiatives
8.     External face of the company in Western Hemisphere for public relations and investor relations activities as required.